 Exhibit 99.7

CONSENT OF MELODY YIRU SHI

Huarui International New Material Limited (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: March 23, 2021

By:	/s/ Melody Yiru Shi
Name:	Melody Yiru Shi